EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone	2 N. Cascade Ave., 2nd Floor Colorado Springs, CO 80903

Westmoreland Reports First Quarter 2008 Results

•	Operating income for first quarter 2008 of $2.3 million (after a restructuring charge of $0.6 million), compared to operating income for first quarter 2007 of $12.1 million. First quarter 2007 operating income benefited from a $5.8 million gain on a Combined Benefit Fund settlement, a $5.6 million gain on the sale of a coal royalty interest, offset by expense from the Absaloka mining contract buyout of $0.8 million.

•	Net loss applicable to common shareholders of $11.5 million for first quarter 2008 compared to net income of $7.4 million for first quarter 2007.

•	First quarter 2008 was unfavorably impacted by $9.6 million in unusual items, including $7.7 million of interest expense recorded to reflect the beneficial conversion feature of the Company’s new convertible notes, a $1.3 million loss on extinguishment of debt resulting from the ROVA debt refinancing, and a $0.6 million restructuring charge.

•	First quarter 2007 was favorably impacted by $11.2 million in unusual items, including a $5.8 million gain plus $0.6 million of interest income from the Combined Benefit Fund settlement, a $5.6 million gain on the sale of a coal royalty interest, offset by $0.8 million of expense from the Absaloka mining contract buyout.

               Colorado Springs, CO – May 9, 2008 — Westmoreland Coal Company (AMEX:WLB) reported today its first quarter 2008 financial results. Operating income for the quarter ended March 31, 2008, was $2.3 million compared to operating income of $12.1 million for the quarter ended March 31, 2007. Operating income was negatively impacted during the first quarter 2008 by a $0.6 million restructuring charge, while the first quarter 2007 was favorably impacted by a $5.8 million gain on our Combined Benefit Fund settlement, a $5.6 million gain on the sale of a coal royalty interest, offset by $0.8 million of expense from the Absaloka mining contract buyout.

               “We are pleased with the results of our first quarter, especially when you consider the significant positive events that affected the 2007 quarter,” said Keith E. Alessi, Westmoreland director and CEO during the quarter. “On an apples-to-apples basis we saw an improvement in operations across the board. We are beginning to see the positive effects of our sharpened focus, standardization of operations, and reduced overhead as compared to our operations a year ago. The charges associated with our financing activities were necessary in order to put us in a position of enhanced liquidity and financial flexibility. We hope to finalize a refinancing of our mining operations during the quarter ending June 30, 2008. If we are successful in doing so there will be some additional financing charges.”

               Net loss applicable to common shareholders was $11.5 million (($1.21) per basic and diluted common share) for the quarter ended March 31, 2008, compared to net income of $7.4 million ($0.79 per diluted common share) for the quarter ended March 31, 2007. Net income was negatively impacted during first quarter 2008 by $7.7 million of interest expense attributable to the beneficial conversion feature of our new convertible notes, a $1.3 million loss on extinguishment of debt resulting from our ROVA debt refinancing, and a $0.6 million restructuring charge. Net income was favorably impacted during first quarter 2007 by a $5.8 million gain plus $0.6 million of interest income from the Combined Benefit Fund settlement, a $5.6 million gain on the sale of a coal royalty interest, offset by $0.8 million of expense from the Absaloka mining contract buyout.

        Coal Operations

               The following table shows comparative coal revenues, sales volumes and cost of sales for first quarter 2008 and first quarter 2007:

Coal Segment	Three Months Ended March 31,

	2008	2007	Change

Revenues - thousands	$108,342	$103,080	5%
Volumes - millions of equivalent coal tons	7.7	7.5	3%
Cost of sales - thousands	$87,402	$83,050	83,050%

               In the first quarter 2008, our coal sales were up approximately 3% compared to first quarter 2007, to 7.7 million tons. Our first quarter 2008 coal revenues increased to $108.3 million, a 5% increase over the prior year period attributable to the increase in tons combined with favorable pricing on recent contract renewals.

               Coal operations operating income was $8.0 million in 2008 compared to $8.4 million in 2007, as increases in revenues were offset by higher mining and fuel costs, as well as increases in depreciation and depletion over the prior year period.

        Power

               For first quarter 2008 and 2007, ROVA produced 436,000 and 427,000 MW hours, respectively, and achieved average capacity factors of95.0% and 94.0%, respectively.

               Our power revenues in the first quarter of 2008 increased to $23.2 million, or an increase of approximately $1.3 million from the first quarter 2007, as a result of the increase in MW hours sold and price increases which resulted from changes in cost indices. Our power operations operating income was $5.5 million in 2008 compared to $5.0 million in 2007.

        Heritage Costs

               Heritage costs in first quarter 2008 increased by $4.8 million from first quarter 2007, however, first quarter 2007 benefited from a $5.8 million settlement reached with the Combined Benefit Fund.  Excluding the impact of this settlement, first quarter 2008 heritage costs decreased by $1.0 million from first quarter 2007, reflecting the impact of new black lung actuarial projections and favorable investment performance in the trust we established to pay our black lung expenses.

        Corporate

               Our corporate selling and administrative expenses decreased by $0.9 million in the first quarter 2008 compared to the first quarter 2007 as a result of reduced labor and other targeted cost reductions. We also took a $0.6 million restructuring charge during the first quarter 2008 as we continued execution of our restructuring plan.

        Interest expense and loss on extinguishment of debt

               Interest expense was $13.6 million for the first quarter 2008 compared to $6.5 million in the first quarter 2007. The increase was driven by the $7.7 million of interest expense attributable to the issuance of our convertible notes with a beneficial conversion feature (reflecting a conversion price lower than the fair market value of our common stock at issuance). This increase was partially offset by reduced interest expense from lower debt levels. We also recorded $1.3 million of loss on the extinguishment of debt associated with our ROVA debt refinancing during the first quarter 2008.

        Cash Flow from Operations

               Cash provided by operating activities was $14.4 million for the first quarter 2008 compared to $19.3 million for the first quarter 2007. First quarter 2007‘s operating cash flow benefited from $3.5 million in proceeds and interest income received on the Combined Benefit Fund settlement during the quarter. Our 2008 operating cash flow benefited from improvements in both our power and mining operations, which was offset in part by increases in accounts receivable due to the timing of first quarter invoicing.

        Safety

               Our MSHA reportable incident rate decreased 56% in the first quarter 2008 compared to first quarter 2007.  This improvement was primarily the result of a 60% incident decrease at our Rosebud Mine, where we implemented a new behavior based safety program.

        Liquidity

               In the first quarter of 2008, we took two significant steps to improve our liquidity. On March 4, 2008, the Company completed the sale of $15.0 million in senior secured convertible notes to an existing shareholder. Additionally, on March 17, 2008, our Westmoreland Partners subsidiary completed a refinancing of ROVA’s debt with Prudential. The refinancing paid off all outstanding bank borrowings, bond borrowings, and the ROVA acquisition loan and eliminated the need for the irrevocable letters of credit, which supported the bond borrowings.

               We have also engaged a large bank to assist in refinancing the debt at Westmoreland Mining with the goal of better matching debt amortization with cash flow from the mines. We hope to complete the refinancing of our mining debt during the second quarter of 2008. Depending upon the size and terms of the mining debt refinancing, we will evaluate the need to raise additional capital.

        Additional Information

               Investors should refer to the attached Consolidated Statements of Operations and Summary Financial Information, and the Company’s Form 10-Q for the period ended March 31, 2008, for additional information. Investors should further refer to Westmoreland’s Form 10-K for the period ended December 31, 2007, as the Company received a going concern opinion in our independent registered public accounting firm’s report.

        About Westmoreland

               Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership and operation of the two-unit ROVA coal-fired power plant in North Carolina. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information visit www.westmoreland.com.

        Forward Looking Statements

               Throughout this press release, the Company makes statements which are not historical facts or information and that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, the information set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the material weaknesses in the Company’s internal controls over financial reporting identified in the Annual Report on Form 10-K for the year ended December 31, 2007, or our 2007 Form 10-K, and the associated ineffectiveness of the Company’s disclosure controls; health care cost trends; the cost and capacity of the surety bond market; the Company’s ability to pay the preferred stock dividends that are accumulated but unpaid; the Company’s ability to retain key senior management; the Company’s access to financing; the Company’s ability to maintain compliance with debt covenant requirements or obtain waivers from its lenders in cases of non-compliance; the Company’s ability to achieve anticipated cost savings and profitability targets; the Company’s ability to successfully identify new business opportunities; the Company’s ability to negotiate profitable coal contracts, price reopeners and extensions; the Company’s ability to predict or anticipate commodity price changes; the Company’s ability to maintain satisfactory labor relations; changes in the industry; competition; the Company’s ability to utilize its deferred income tax assets; the ability to reinvest cash, including cash that has been deposited in reclamation accounts, at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; the demand for electricity; the performance of ROVA and the structure of ROVA’s contracts with its lenders and Dominion Virginia Power; the effect of regulatory and legal proceedings; environmental issues, including the cost of compliance with existing and future environmental requirements; the risk factors set forth in our 2007 Form 10-K and below; the Company’s ability to raise additional capital, as discussed under Liquidity and Capital Resources; and the other factors discussed in Note 18 of this Form 10-Q. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company’s goals. The Company disclaims any duty to update these statements, even if subsequent events cause its views to change.

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Contact: Diane Jones   (719) 442-2600

Westmoreland Coal Company and Subsidiaries Consolidated Statement of Operations

	Three Months Ended March 31,
	2008	2007

	(unaudited) (In thousands, except per share data)
Revenues:
Coal	$108,342	$103,080
Energy	23,167	21,859
Independent power projects - equity in earnings	85	136

	131,594	125,075

Cost and expenses:
Cost of sales - coal	87,402	83,050
Cost of sales - energy	14,153	12,814
Depreciation, depletion and amortization	10,248	8,882
Selling and administrative	9,920	11,952
Restructuring charges	627	-
Heritage health benefit expenses	6,965	2,177
Gain on sales of assets	(1)	(5,862)

	129,314	113,013

Operating income	2,280	12,062

Other income (expense):
Interest expense	(5,886)	(6,546)
Interest expense attributable to beneficial conversion feature	(7,731)	-
Interest income	1,612	2,404
Minority interest	-	(588)
Other income	80	127
Loss on extinguishment of debt	(1,345)	-

	(13,270)	(4,603)

Income (loss) from continuing operations before income taxes	(10,990)	7,459
Income tax expense from continuing operations	134	182

Income (loss) from continuing operations	(11,124)	7,277
Discontinued operations:
Income from discontinued operations	-	428

Net income (loss)	(11,124)	7,705
Less preferred stock dividend requirements	340	340

Net income (loss) applicable to common shareholders	$(11,464)	$7,365

Net income (loss) per share applicable to common shareholders:
Basic	$(1.21)	$0.81
Diluted	$(1.21)	$0.79

Weighted average number of common shares outstanding:
Basic	9,444	9,039
Diluted	9,939	9,286

Westmoreland Coal Company and Subsidiaries Summary Financial Information

	(Unaudited) (in thousands) Quarter Ended March 31,

	2008	2007

Cash Flow
Net cash provided by operating activities	$14,423	$19,303
Net cash provided by investing activities	$10,760	$6,424
Net cash (used in) financing activities	$(20,006)	$(26,716)
Coal Sales
Coal - tons (million)	7.7	7.5

	(Unaudited) (in thousands)
	March 31, 2008	December 31, 2007

Balance Sheet Data
Total assets	$783,227	$782,528
Total debt	$262,344	$271,448
Shareholders' deficit	$(177,822)	$(177,257)
Common shares outstanding	9,444	9,166